Exhibit 99.2

News Release

MyoKardia Announces Pricing of Public Offering of Common Stock

SOUTH SAN FRANCISCO, Calif., May 22, 2018 — MyoKardia, Inc. (Nasdaq: MYOK), a clinical-stage biopharmaceutical company pioneering a precision medicine approach for the treatment of heritable cardiovascular diseases, today announced the pricing of an underwritten public offering of 3,750,000 shares of its common stock at a public offering price of $49.00 per share, before underwriting discounts. In addition, the underwriters have a 30-day option to purchase an additional 562,500 shares of common stock on the same terms and conditions.

MyoKardia anticipates using the net proceeds from the offering, together with its existing cash, cash equivalents and short-term and long-term investments, to fund research and development activities for its development programs, including, but not limited to, its planned Phase 3 EXPLORER-HCM clinical trial of mavacamten and its planned Phase 2 clinical trial of MYK-491, as well as its other ongoing and planned clinical trials for mavacamten and MYK-491, its ongoing preclinical, discovery and research programs and the expansion of its platform, and for working capital and other general corporate purposes.

J.P. Morgan Securities, BofA Merrill Lynch, Credit Suisse and Wells Fargo Securities are acting as joint bookrunning managers for the offering. The offering is subject to market and other customary closing conditions, and there can be no assurance as to whether or when the offering may be completed.

The shares described above are being offered by MyoKardia pursuant to an automatic shelf registration statement on Form S-3, including a base prospectus, that was previously filed by MyoKardia with the Securities and Exchange Commission (SEC) and automatically became effective upon filing on March 8, 2018. A preliminary prospectus supplement and accompanying prospectus relating to the offering will be filed with the SEC and will be available on the SEC’s website located at http://www.sec.gov. Copies of the preliminary prospectus supplement and the accompanying prospectus relating to this offering, when available, may be obtained by contacting: J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 or by calling toll-free (866) 803-9204, or by email at prospectus-eq_fi@jpmchase.com; BofA Merrill Lynch, NC1-004-03-43, 200 North College Street, 3rd floor, Charlotte, NC 28255-0001, Attention: Prospectus Department, or by email at dg.prospectus_requests@baml.com; Credit Suisse Securities (USA) LLC, Attention: Prospectus Department, One Madison Avenue, New York, NY 10010, or by telephone at (800) 221-1037, or by email at newyork.prospectus@credit-suisse.com; or Wells Fargo Securities, LLC, Attention: Equity Syndicate Department, 375 Park Avenue, New York, New York, 10152, at (800) 326-5897 or email a request to cmclientsupport@wellsfargo.com. The final terms of the offering will be disclosed in a final prospectus supplement to be filed with the SEC.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About MyoKardia

MyoKardia is a clinical-stage biopharmaceutical company pioneering a precision medicine approach to discover, develop and commercialize targeted therapies for the treatment of serious and rare cardiovascular diseases. MyoKardia’s initial focus is on the treatment of heritable cardiomyopathies, a group of rare, genetically driven forms of heart failure that result from biomechanical defects in cardiac muscle contraction. MyoKardia has used its precision medicine platform to generate a pipeline of therapeutic programs for the chronic treatment of two of the most prevalent forms of heritable cardiomyopathy – hypertrophic cardiomyopathy (HCM), and dilated cardiomyopathy (DCM). MyoKardia’s most advanced product candidate is mavacamten (formerly MYK-461), a novel, oral, allosteric modulator of cardiac myosin intended to reduce hypercontractility. Mavacamten is advancing into a pivotal Phase 3 clinical trial, known as EXPLORER-HCM in patients with symptomatic, obstructive HCM. MyoKardia is also developing mavacamten in a second indication, non-obstructive HCM, in the Phase 2 MAVERICK-HCM clinical trial. MYK-491, MyoKardia’s second product candidate, is designed to increase the overall extent of the heart’s contraction in DCM patients by increasing cardiac contractility. MyoKardia is currently

333 Allerton Avenue, South San Francisco, CA 94080 / +1 650 351 4705 / myokardia.com evaluating MYK-491 in a Phase 1b study in DCM patients. A cornerstone of the MyoKardia platform is the Sarcomeric Human Cardiomyopathy Registry (SHaRe), a multi-center, international repository of clinical and laboratory data on individuals and families with genetic heart disease, which MyoKardia helped form in 2014. MyoKardia’s mission is to change the world for patients with serious cardiovascular disease through bold and innovative science.

Forward-Looking Statements

Statements MyoKardia makes in this press release may include statements which are not historical facts and are considered forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are usually identified by the use of words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “seeks,” “should,” “will,” and variations of such words or similar expressions. MyoKardia intends these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act and is making this statement for purposes of complying with those safe harbor provisions. These forward-looking statements, including references to MyoKardia’s expectations regarding the advancement into a pivotal Phase 3 trial, completion of its public offering and the anticipated use of proceeds therefrom, reflect its current views about its plans, intentions, expectations, strategies and prospects, which are based on the information currently available to MyoKardia and on assumptions it has made. Although MyoKardia believes that its plans, intentions, expectations, strategies and prospects as reflected in or suggested by those forward-looking statements are reasonable, it can give no assurance that the plans, intentions, expectations or strategies will be attained or achieved. Furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond MyoKardia’s control including, without limitation, risks associated with the development and regulation of its product candidates, as well as those set forth in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2018 and its other filings with the SEC. Except as required by law, MyoKardia assumes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Michelle Corral

Senior Director, Corporate Communications and Investor Relations

MyoKardia, Inc.

650-351-4690

ir@myokardia.com

###